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                                                                    EXHIBIT 21.1


Subsidiaries of Sykes HealthPlan Services, Inc.

     1.   Health International, Inc., a Delaware corporation

               Managed Competition International, Inc., a Delaware corporation and wholly owned subsidiary of Health International, Inc.

     2.   SHPS Acquisition Corp., a Florida corporation

               OMS Incorporated, a Massachusetts corporation and a wholly owned subsidiary of SHPS Acquisition Corp.

     3. Sykes HealthPlan Service Bureau (formerly Prudential Service Bureau, Inc.), a Kentucky corporation